JOINT FILERS’ SIGNATURES

TWIN HAVEN SPECIAL OPPORTUNITIES PARTNERS III, L.L.C

By:	/s/ Paul Mellinger	Date: November 6, 2012
Name: Paul Mellinger
Title: Managing Member

TWIN HAVEN CAPITAL PARTNERS, L.L.C.

By:	/s/ Paul Mellinger	Date: November 6, 2012
Name: Paul Mellinger
Title: Managing Member

PAUL MELLINGER

By:	/s/ Paul Mellinger	Date: November 6, 2012
Name: Paul Mellinger

ROBERT WEBSTER

By:	/s/ Robert Webster	Date: November 6, 2012
Name: Robert Webster